UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 000-51078

                              Lincoln Park Bancorp
                              --------------------
             (Exact name of registrant as specified in its charter)

               31 Boonton Turnpike, Lincoln Park, New Jersey 07035
                                 (973) 694-0330
                                 --------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, par value $0.01
                          -----------------------------
                  per share (Title of each class of securities
                              covered by this Form)

                                      None
                                      ----
     Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)     [x]
         Rule 12g-4(a)(2)     [ ]
         Rule 12h-3(b)(1)(i)  [ ]
         Rule 12h-3(b)(1)(ii) [ ]
         Rule 15d-6           [ ]


     Approximate number of holders of record as of the certification or notice date: 221

     Pursuant to the requirements of the Securities Exchange Act of 1934, Lincoln Park Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    July 21, 2009                       By: /s/ David G. Baker
                                             -----------------------------------
                                             David G. Baker, President and Chief
                                              Executive Officer